Exhibit 21.1
MASONITE INTERNATIONAL CORPORATION
SUBSIDIARY LIST AS OF February 24, 2022 *

Canada	United Kingdom
0993477 B.C. Unlimited Liability Company	Door-Stop International Limited
Crown Door Corp. (Ontario)	DW3 Products Group Limited
Sacopan, Inc. (Quebec)	DW3 Products Holdings Limited
Hickman Industries Limited
Chile	Masonite Europe Limited
Masonite Chile Holdings	Passivdor Limited
Masonite Chile S.A.	Premdor Crosby Limited
Premdor U.K. Holdings Limited
China	Solidor Limited
Masonite (Shanghai) Trading Company Limited	ToolsDecor Limited

Costa Rica	United States
Inversiones Premdor S.A.	California
Masonite Costa Rica S.A.	Eger Properties
Technoforest Del Norte S.A.
Delaware
Cyprus	Evergreen Finance LP
Liora Enterprises Limited	Masonite Corporation
(d/b/a Advisar)
India	(d/b/a Algoma)
Masonite Doors Private Ltd.	(d/b/a Algoma Express)
(d/b/a Birchwood Best)
Israel	(d/b/a Birchwood Lumber & Veneer)
Premdor Ltd.	(d/b/a Bolection Door)
(d/b/a Bridgewater Wholesalers)
Ireland	(d/b/a BWI)
Masonite Ireland	(d/b/a Florida Made Door)
Masonite Europe	(d/b/a Florida Millwork)
Masonite Components	(d/b/a Fyreworks)
(d/b/a Marshfield Doorsystems)
Luxembourg	(d/b/a Masonite Architectural)
Masonite Luxembourg S.A.	(d/b/a Masonite Display)
(d/b/a Mohawk Flush Doors)
Malaysia	(d/b/a USA Wood Door)
Magna Foremost Sdn Bhd	Masonite Distribution, LLC
Steelwood LLC
Mexico
Masonite Mexico S.A. de C.V.	Florida
Sierra Lumber, Inc. (f/k/a Florida Made Door)
Netherlands	Shop Masonite LLC
Premdor Karmiel Holdings B.V.
Oklahoma
Poland	Dominance Industries, Inc.
Masonite PL Sp. z.o.o.

Turkey
Premdor Kapi Sanayi Ve Ticaret, A.S.

Ukraine
SC Premdor Ukraine
*    Excludes certain non-significant subsidiaries that are either discontinued or immaterial.